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                                                                    Exhibit 4.40



Mr. Pascal E. Spothelfer
3570 Mathers Avenue
West Vancouver BC
V7V 2L1
Canada





Burnaby, January 18, 2005




Dear Pascal:

Re: Amendment to Terms of Employment

Having successfully completed our negotiations, I have the pleasure to confirm the following amendment to your current terms of employment with Spectrum Signal Processing Inc.

Effective January 1, 2005, your base salary will be Can$280,000 per annum and your annual bonus at target will be Can$145,000. Upon signing of these amended terms you will be granted an additional 200,000 options (the details of which will be specified in a separate option agreement). All other terms and conditions of your employment remain unchanged and valid.

I also would like to point out that the board of directors is prepared to consider extraordinary bonuses if appropriate, particularly in connection with the successful completion of Merger and Acquisition transaction. But both the award and the amounts awarded in such cases remain at the full discretion of the board of directors.

I am also pleased to formally confirm that the Company will continue to pay your annual dues for the Young Presidents Organization (YPO) and your annual dues for your membership in your YPO Forum; the latter for an amount up to Can$3,000 per annum.
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The Company will also cover your cost for annual tax advisory and tax return services up to a maximum of Can$1,500.

On behalf of Spectrum's Board of Directors, I would like to thank you for your dedication to the Company over the past five years and I am looking forward to a bright future for Spectrum under your continued leadership.


Best regards,

SPECTRUM SIGNAL PROCESSING INC.



per:     Andrew Harries
         Chair, Compensation and Nominating Committee

In order to indicate your formal acceptance of this amendment to your terms of employment as outlined herein, please return the original document bearing your signature in the space provided below.


                                            /s/ Pascal Spothelfer
                                            -----------------------------------
                                            Pascal E. Spothelfer